Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Artisan Partners Asset Management Inc. of our report dated February 13, 2013 relating to the consolidated financial statements of Artisan Partners Asset Management Inc., except for the effects of the reorganization discussed in Note 1 and Note 17 as to which date is October 15, 2013, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

October 28, 2013